EXHIBIT 99.3

EXHIBIT NO. ______ (GBS-4T)
DOCKET NO. UE-011570 (INTERIM)
WITNESS: GARY B. SWOFFORD

BEFORE THE
WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

WASHINGTON UTILITIES AND
AND
TRANSPORTATION COMMISSION,

           Complainant,

v.

PUGET SOUND ENERGY, INC.,

           Respondent.

REBUTTAL TESTIMONY OF GARY B. SWOFFORD
ON BEHALF OF PUGET SOUND ENERGY, INC.

FEBRUARY 11, 2002

PUGET SOUND ENERGY, INC.

REBUTTAL TESTIMONY OF GARY B. SWOFFORD

Q:	Please state your name, business address and present position with Puget Sound Energy, Inc.

A:	My name is Gary B. Swofford. My business address is One Bellevue Center, Suite 1500, 411 108th Ave. N.E., Bellevue, Washington 98004. I am the Vice President and Chief Operating Officer Delivery for Puget Sound Energy, Inc. ("PSE" or "the Company").

Q:	Have you presented direct testimony in this proceeding?

A:	Yes, I have, in Exhibits GBS-1T, GBS-2 and GBS-3.

Q:	Would you please summarize your rebuttal testimony?

A:	PSE provides some of the best and lowest cost per customer services of any utility in the country, public or private, and has been recognized twice this past year for its achievements, including utility of the year honors. Our customers enjoy some of the best technology has to offer in helping them manage their energy usage, and they have had a strong, positive response to having access to these services. While PSE is proposing an increase in customer rates, our customers will be the last in the region to see an increase in electric rates, and the increase they do see will be among the lowest in the region. Until October of 2001, we maintained an A- bond rating. I conclude that these are hardly the accomplishments or the attributes of a poorly managed utility, as asserted by others in this proceeding.
In addition, my rebuttal testimony addresses the assertion that PSE is not facing financial crisis because it has taken no dramatic actions to reduce expenditures. I describe why this conclusion is flawed, and ignores the significant actions the Company has and will take such as freezing the salaries of Officers, Directors and Managers, restricting travel, and requiring Officers to review and approve any new hires as well as the purchase of any personal computers, printers and other office equipment.
Finally, I address Staff's suggestion that reductions to the Company's O&M and Capital budgets should be made. We have achieved our present low cost per customer levels by aggressively managing expenditures, and consequently have little flexibility to make further cuts without affecting service and reliability. I lay out a number of areas where reductions or deferrals may have to be made if interim relief is not granted, and also address the consequences of making cuts in those areas.

Q:	How do you respond to the suggestion by Public Council and other parties that PSE’s “bad management decisions” are what has placed the Company in its current distressed financial condition?

A:;	The management and all employees have worked diligently to make PSE one of the best utilities in the business. As of now, PSE has the second lowest non-production O&M cost per customer of all the combination gas and electric IOUs in the country. For our electric only operations, we are the lowest among all Northwest utilities, public or private. For the most part, our service levels have consistently equaled or exceeded the Service Quality Index levels established at the time of the merger. In short, today we are providing our customers with quality service at low cost.
As a result of the technology we are now providing, our customers have access to information from which they can manage their energy use and make choices that other utilities do not provide. Of those customers on the PEM pilot program, 90% say they would recommend it to a friend or neighbor. This same technology also helps us to provide efficient, more reliable service to all of our customers.
We have far exceeded the expectations that were set at the time of the merger with respect to achieving potential benefits that were identified at that time, and we have far exceeded the benefits derived from other mergers that have taken place over the past five years.
PSE just this past year has received two of the energy industry's highest honors. In June, we received the Edison Award from the Edison Electric Institute. This was awarded to PSE for distinguished leadership, innovation and contribution to the advancement of the electric industry for the benefit of all. In addition to the Edison Award, we were notified in December that we were selected as the Utility of the Year by Electric Light and Power.
Finally, as described in the rebuttal testimony of Donald Gaines, PSE was able to meet the expectations of debt and equity analysts until October of 2001 when the consequences of our inability to recover our net power costs became apparent. Until then, we maintained an A- bond rating in spite of coverage ratios that did not meet all of the quantitative requirements.
Taken all together, these are hardly the results that would be achieved by a utility that was poorly managed.

Q:	How will PSE's customers fare if the interim request is granted?

A:	PSE has managed to protect its customers from rate increases longer than other utilities in the region. Although customers will experience increased electric bills, these increases will be among the lowest in the region. Comparing PSE's proposed rates to those adjacent to its service area, PSE will be second lowest. The increases will also allow the Company to continue necessary investments in infrastructure to provide the service levels that customers need and expect.

Q:	Would you respond to Staff witness Lisa A. Steel's assertion that the Company has not taken "steps a utility would typically take during times of financial emergency," including hiring freezes, job cuts, discretionary Capital expenditure deferrals and bonus restructurings? [Exhibit LAS-1T, p. 14, ll. 13-18]

A:	A well-managed company does not wait until a financial crisis occurs to take aggressive actions to control its costs. PSE has spent the last several years working hard to reduce its costs to the lowest possible levels.
PSE has not announced "hiring freezes" because it already has a system in place that defers hiring as long as possible. Officer approval is required to fill any vacancy, and this decision is made with an eye on managing costs. Officers generally will not approve any hire unless it can be demonstrated that existing employees cannot cover the position, and that filling the position is necessary to PSE’s operations. This “critical hiring only” practice has recently been made a mandatory policy and has been further emphasized with direct reports.
The result of this practice is that PSE has already reduced staffing levels to a minimum. The Company’s full-time equivalent employee (FTE) counts for the year-end 2000 (as provided in Data Request No. 193-G) were 2,723.50 while the year-end 2001 FTE counts were 2,479.61. Thus, PSE reduced or deferred staffing by 243.89 FTEs. Of those, 189 FTEs left PSE to work for our service providers. Those employees continue to perform work on PSE assets, but only on an as-needed basis. That leaves 54.89 FTE jobs that were either eliminated or that PSE has deferred filling to date. This reduction has not been offset with increased use of contract or agency personnel, as Officers manage use of such personnel in the same manner.
PSE has not laid off employees in 2002 because PSE is managing its business to operate with the minimum number of employees. We are staffed at a level that responds to requests for services. PSE's financial emergency is not the result of a reduction in customer requests for services, which is the type of emergency facing other types of businesses in the region that are cutting jobs. PSE generally is not experiencing low demand for its services, such that it has idle workers who can be laid off. Customers continue to need gas and electric service, and demand that PSE provide services such as relocations, conversions and new construction. Although some industrial customers may need less power from PSE, PSE still needs to have the infrastructure in place and knowledgeable employees to run its operations. Our employees have been and continue to be working at maximum capacity.
In addition to the above, the Company has frozen management salaries at its current levels by not implementing scheduled annual merit increases for officers, directors and managers. PSE has extended the same “officer review” approach it utilizes with respect to hiring decisions to the lease or purchase of personal computers, printers, copiers and other office equipment. Officer approval is also required for all out-of-state business travel.

Q:	Is Ms. Steel correct that a comparison of PSE’s 2002 Capital and O&M budgets provides evidence "inconsistent with the existence of an imminent financial emergency"? [Exhibit LAS-1T, p. 19, ll. 8-9]

A:	No. PSE takes an aggressive approach to budgeting, and has found that during any given year actual expenditures vary from the original budget. For example, the original 2001 O&M budget did not include a number of significant expenditures, such as costs associated with the PEM pilot, a partial year of lease expenditures associated with Fredonia turbines, and other costs. Comparison of the 2001 budget to the 2002 budget makes it appear as though O&M will increase by 20% in 2002. Comparing 2001 actual expenditures to the 2002 budget reflects only an 8% increase.
Similarly, one should not compare PSE’s 2001 and 2002 Capital budgets to get an idea of overall Company cost increases. Comparing budget-to-budget, it appears as though Capital will increase by 2%. However, comparing 2001 actual expenditures to the 2002 budget reflects a 2% decrease. Capital expenditures are more project/program oriented than are O&M expenditures. Although Capital expenditures may sometimes be accelerated or deferred, each year tends to be unique, based upon the needs of the overall system.
Second, comparison of budgets or actual expenditures from year to year does not take into account how an increase in O&M expenditures might produce lower costs in another area, or how a reduction in short-term spending might have the adverse impact of deteriorating customer service and system reliability while at the same time increasing costs in the longer-term. For example, long-term power supply savings are contemplated and anticipated because of PEM O&M costs. Another example, explained in my direct testimony, is the deferral of normal vegetation management actions and the higher number of outages that are accompanied with higher costs in future years. PSE has been reluctant to take reductions beyond our current levels because of the adverse impact on customers.

Q:	Can PSE make cuts across all areas of its budget?

A:	No. As described in my direct testimony, most of our expenditures are unavoidable because they must be made to provide services required by law or contract, including our tariffs and franchises, or because they are for public safety. For example, PSE generally must relocate its facilities or install new facilities when requested by its customers. PSE continues to invest in maintaining gas pipeline safety. We cannot make cuts that would affect public or employee safety.
New customer construction, external commitments, non-PEM metering and billing, and “unplanned” events – customers calling with reports of gas odors that must be investigated/addressed and electric system outages, collectively represent the bulk of the Company’s anticipated combined O&M and Capital expenditures. Another significant component is “planned” safety and reliability work, which when performed, has the affect of reducing future “unplanned” expenditures. For example, failure to construct a specific gas capacity project creates higher O&M costs in the form of the purchase and manning of CNG tube trailers, which are used to inject compressed natural gas into the system in low-pressure areas during cold weather. Eventually, customers can lose service and we incur further unplanned O&M expenditures in re-lighting customer appliances when pressures are restored. Deferred expenditures on system maintenance have similar adverse consequences. Thus, as described in my direct testimony at pages 4-5, PSE has not eliminated its plans to undertake such projects in 2002.

Q:	Would you please respond to Ms. Steel's proposal to adjust O&M and Capital Spending levels? [Exhibit LAS-1T, p. 36, ll. 3-5]

A:	Ms. Steel has suggested an after-tax O&M cut of $9.8 million, which equates to a $15.1 million (5.25%) reduction in our 2002 budget. On the Capital-side, she suggests a $7.8 million (5.20%) reduction, which is not modified for taxes since Capital expenditures are not tax-affected until expenditures are depreciated.
Given the Company’s efforts to date to reduce and control its O&M and Capital expenditures, we do not believe it is in our customers' interest to make additional reductions or deferrals. However, in the event that the Commission agrees with Ms. Steel, it would be important to recognize the effect of taxes, and that Ms. Steel’s proposal would result in a tax-adjusted reduction of $22.9 million rather than $17.6 million.
In the event sufficient interim relief is not granted, then PSE would have to consider taking a number of steps such as those listed in my direct testimony and below:

1.	Estimated bills. Of remaining manually read meter routes (non-AMR), PSE may estimate reads every other month rather than manually reading the route every month, as allowed by WAC 480-90-178 (gas) and 480-100-178 (electric) (“The utility may not estimate for more than four consecutive months...”) Estimated bills would be issued on months in which no read was made.

2.	New customer construction. PSE may also eliminate new customer construction canvassing efforts, an activity performed after initial gas conversion inquiries are received. Canvassing an area to determine whether or not there is sufficient interest in gas conversion, to make the gas system extension cost effective, typically spreads the cost of bringing gas to an area over more parties, thus making the cost lower for each individual customer. This activity adds new gas customers who would not otherwise have taken gas service. By eliminating all canvassing efforts, an estimated 1,875 fewer new gas customers would be hooked-up, thus reducing new customer construction costs accordingly.

3.	Paystations. PSE will consider eliminating pay stations. PSE handles 10.8 million bill-processing transactions each year, of which 600,000 of those transactions, or approximately 5%, are handled through paystations. Customers at risk of disconnect for non-payment, who might use a paystation, will either have to travel to the nearest business office, or be prepared to pay the Disconnect Visit Fee to have their delinquent payment picked up in-person by a Field Collector.

4.	24 by 7 Customer Access Center coverage. Although inconvenient for our customers, PSE is evaluating a change in our availability to customers by adopting the following hours Monday through Friday, 7 a.m. to 10 p.m. and Saturday 9 a.m. to 5 p.m. Emergency calls would be handled during non-business hours with a limited emergency staff. Ramping-up of staff in storm situations would take place utilizing current plans, but PSE anticipates customer frustration in trying to contact a live representative during the early hours of a storm.

5.	Vegetation management. In all likelihood we would need to partially defer our normal vegetation management and TreeWatch vegetation management programs. However, that would result in decreased system reliability and increased longer term costs, as described at page 4 of my direct testimony. In addition, PSE is likely to be on the borderline of meeting its SAIDI and SAIFI service quality measures and as a consequence might need to ask the Commission to excuse any nonperformance, in order to avoid expenditures associated with a potential penalty for not meeting these measures. Additionally, proforma increases would need to be added to the general rate case request, in order to reflect the increased spending that would result during the rate year as a consequence of such deferral.

6.	Gas pipeline programs. Given PSE's repaired leak performance relative to the industry and our active leak reduction actions, we will need to petition the Commission to extend the settlement periods for the cast iron replacement and critical bond programs to secure the remaining expenditure reductions, deferring our spending on these programs.

Q:	Could stopping the PEM pilot reduce PSE’s 2002 O&M and Capital expenditures?

A:	Yes, but PSE believes that taking such action would provide minimal assistance during the interim period and would have adverse consequences for the potential expansion of the PEM program that PSE has proposed in the general case. Because of contractual obligations with SchlumbergerSema, the earliest possible date to lower PEM costs without a significant penalty would be June 1, 2002. If the PEM/TOU program were eliminated effective June 1, 2002 and reinitiated after a decision on the general rate case, the resultant reduction in O&M and Capital would be $4.2 million.
However, it is important to recognize the risks associated with the elimination of PEM spending. The elimination of PEM and TOU pricing would be confusing to customers who use the program. Additionally, customers who use the program may revert to pre-PEM behaviors, thus shifting usage back to more expensive periods and consuming overall higher quantities of electricity.

Q:	Does this conclude your testimony?

A:	Yes.